EXHIBIT 99.1

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(800) 878-0549	(203) 622-3520

UST REPORTS RECORD RESULTS IN NET SALES, NET EARNINGS
AND DILUTED EARNINGS PER SHARE FOR 2004

GREENWICH, Conn., Jan. 27, 2005 – UST Inc. (NYSE: UST) today announced that for the year ended Dec. 31, 2004, net sales increased 6.1 percent to a record $1.838 billion and net earnings and diluted earnings per share reached a record $530.8 million and $3.19, respectively.

For the fourth quarter 2004, net sales increased 7.9 percent to $478.2 million, net earnings were $128.2 million and diluted earnings per share were $.77.

“Our strategic initiatives aimed at accelerating growth in the moist smokeless tobacco category and improving the fundamentals in our wine business led the way toward achieving these record results,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “I am confident that the plans we have in place for 2005 will continue the momentum and result in another record year with diluted earnings per share increasing to the range of $3.30 to $3.40.”

Results for the twelve-month 2004 period include a lower effective tax rate due to the reversal of $20 million of state and federal income tax accruals primarily as a result of recently completed income tax audits, partially offset by a $7.2 million loss from discontinued operations associated with the transfer of the company’s cigar business.

Results for the 2003 fourth quarter and year include a $280 million charge ($1.03 per diluted share) associated with the resolution of actions filed as a result of antitrust litigation.

Comparative results for cost of products sold as well as selling, advertising and administrative expenses for the fourth quarter and twelve-month periods were impacted by several factors in 2003 as indicated in the notes to the consolidated sales and earnings statements.

The company repurchased 1.9 million shares at a cost of $87.6 million during the quarter and 4.9 million shares at a cost of $200 million for the year.

Smokeless Tobacco Segment
For the twelve-month 2004 period, Smokeless Tobacco segment net sales increased 4.7 percent to a record $1.575 billion due to higher selling prices and increased moist smokeless tobacco net can sales. For the year, total net can sales increased 5.3 million cans or 0.8 percent to 641.3 million, premium

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declined 1.2 percent to 570.1 million and price value increased 20.2 percent to 71.2 million. Operating profit reached a record $898 million.

Smokeless Tobacco segment fourth quarter 2004 net sales increased 4.4 percent to $392.5 million compared to the year-ago period. The increase was due to higher selling prices and a 1.0 percent increase in moist smokeless tobacco net can sales to 158.8 million. Premium net can sales declined 0.7 percent to 140.9 million and price value net can sales increased 16.3 percent to 17.9 million. Operating profit for the segment was $216.8 million.

U.S. Smokeless Tobacco Company’s Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended Dec. 25, 2004, on a can-volume basis, indicates that shipments for USSTC were up 2.0 percent with premium brands up 0.2 percent and price value up 17.8 percent versus the year-ago period.

During the same period, total category shipments accelerated 6.7 percent, with the premium segment declining 0.2 percent and the value segments, including price value and sub-price value increasing 24.6 percent in total. This is an improvement over trends in the year-ago period as restated, which indicated overall category growth of 4.9 percent, premium segment can sales down 1.7 percent and price value segment can sales up 27.0 percent.

RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

“The plans we laid out a year ago, which were focused on accelerating growth in the moist smokeless tobacco category by attracting adult cigarette smokers, have generated results for the year above our original expectations,” said Murray S. Kessler, president of USSTC. “With a faster growing category, continued emphasis on product innovation and strong one-on-one adult marketing initiatives, we remain confident that we will produce record results in 2005.”

Wine Segment
For the twelve-month period, Wine segment net sales increased 16.3 percent to a record $226.7 million on a 14.6 percent increase in premium case sales to 3.8 million. Operating profit increased 33.0 percent to a record $32.4 million versus the corresponding 2003 period.

Wine segment fourth quarter 2004 revenue increased 29.2 percent to a record $76.3 million on a similar increase in premium case sales versus the corresponding 2003 period, and operating profit advanced 30.1 percent to a record $14.1 million.

“Increased distribution, new product offerings and continued critical acclaim recognizing the outstanding quality and value of our brands were the main catalyst behind these record results,” said Theodor P. Baseler, president of International Wine & Spirits Ltd.

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Outlook

For the year 2005, the company anticipates diluted earnings per share in the range of $3.30 to $3.40. From a trend perspective, timing of expenses are expected to cause diluted earnings per share for the first quarter to be slightly ahead, the second quarter slightly lower and the second half of the year stronger than 2004.

A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-286-8010 or 617-801-6888, code #32939334 or by visiting the website.

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.

All statements, other than statements of historical facts, which address activities or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and in the company’s Form 8-K, and 10-Qs filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on the knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements.

(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Year ended December 31,
	2004	2003	% Change
Net sales	$1,838,238	$1,731,862	+ 6.1

Costs and expenses
Cost of products sold	412,641	384,487	+ 7.3
Selling, advertising and administrative	513,570	470,740	+ 9.1
Antitrust litigation	(582)	280,000	—

Total costs and expenses	925,629	1,135,227	- 18.5

Operating income	912,609	596,635	+ 53.0
Interest, net	75,019	76,905	- 2.5

Earnings from continuing operations before income taxes	837,590	519,730	+ 61.2

Income taxes	299,538	197,681	+ 51.5

Earnings from continuing operations	538,052	322,049	+ 67.1

Loss from discontinued operations, including income tax effect	(7,215)	(3,260)	—

Net earnings	$530,837	$318,789	+ 66.5

Net earnings per basic share:
Earnings from continuing operations	$3.26	$1.93	+ 68.9
Loss from discontinued operations	(.05)	(.02)	—
Net earnings per basic share	$3.21	$1.91	+ 68.1

Net earnings per diluted share:
Earnings from continuing operations	$3.23	$1.92	+ 68.2
Loss from discontinued operations	(.04)	(.02)	—
Net earnings per diluted share	$3.19	$1.90	+ 67.9

Dividends per share	$2.08	$2.00	+ 4.0

Average number of shares:
Basic	165,164	166,572
Diluted	166,622	167,376

NOTE: 2004 includes the reversal of $20 million of state and federal income tax accruals. 2003 cost of products sold includes a charge of $11.7 million related to a write-down of inventory for the company’s tobacco seed business, offset by a corresponding reduction in compensation expense included in selling, advertising and administrative expenses. 2003 selling, advertising and administrative expenses also includes a $4.4 million charge related to a bankruptcy filing of a significant wholesale customer in the smokeless tobacco business.

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter
	2004	2003	% Change
Net sales	$478,246	$443,365	+ 7.9

Costs and expenses
Cost of products sold	116,042	106,002	+ 9.5
Selling, advertising and administrative	138,072	109,863	+ 25.7
Antitrust litigation	(582)	280,000	—

Total costs and expenses	253,532	495,865	- 48.9

Operating income (loss)	224,714	(52,500)	—
Interest, net	17,458	19,111	- 8.6

Earnings (loss) from continuing operations before income taxes	207,256	(71,611)	—

Income tax expense (benefit)	79,053	(28,189)	—

Earnings (loss) from continuing operations	128,203	(43,422)	—

Loss from discontinued operations, including income tax effect	—	(1,667)	—

Net earnings (loss)	$128,203	($45,089)	—

Net earnings (loss) per basic share:
Earnings (loss) from continuing operations	$.78	($.26)	—
Loss from discontinued operations	—	(.01)	—
Net earnings (loss) per basic share	$.78	($.27)	—

Net earnings (loss) per diluted share:
Earnings (loss) from continuing operations	$.77	($.26)	—
Loss from discontinued operations	—	(.01)	—
Net earnings (loss) per diluted share	$.77	($.27)	—

Dividends per share	$.52	$.50	+ 4.0

Average number of shares:
Basic	164,929	165,660
Diluted	166,785	165,660

NOTE: 2003 cost of products sold includes a charge of $5 million related to a write-down of inventory for the company’s tobacco seed business, offset by a corresponding reduction in compensation expense included in selling, advertising and administrative expenses.

UST
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(In thousands)

	December 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$510,202	$438,040
Accounts receivable	41,462	68,230
Inventories	567,160	573,334
Deferred income taxes	29,597	127,064
Assets held for sale	—	18,825
Prepaid expenses and other current assets	24,712	22,473

Total current assets	1,173,133	1,247,966

Property, plant and equipment, net	421,848	396,873
Other assets	64,502	81,655

Total assets	$1,659,483	$1,726,494

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Current portion of long term debt	$300,000	$—
Accounts payable and accrued expenses	226,281	185,938
Income taxes payable	66,003	55,155
Litigation liability	26,589	280,000

Total current liabilities	618,873	521,093
Long-term debt	840,000	1,140,000
Postretirement benefits other than pensions	81,874	80,507
Pensions	95,052	89,592
Deferred income taxes	9,645	4,435
Other liabilities	4,474	6,054

Total liabilities	1,649,918	1,841,681

Stockholders’ equity (deficit)
Capital stock	105,777	103,750
Additional paid-in capital	885,049	752,549
Retained earnings	492,800	306,091
Accumulated other comprehensive loss	(19,911)	(23,458)

	1,463,715	1,138,932

Less treasury stock	1,454,150	1,254,119

Total stockholders’ equity (deficit)	9,565	(115,187)

Total liabilities and stockholders’ equity (deficit)	$1,659,483	$1,726,494

NOTE: Certain prior year amounts have been reclassified to conform to the 2004 presentation.

UST
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2004	2003
	(Unaudited)
OPERATING ACTIVITIES
Net earnings	$530,837	$318,789
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	47,647	41,583
Deferred income taxes	100,767	(79,490)
Changes in operating assets and liabilities:
Accounts receivable	25,951	9,387
Inventories	(22,780)	(37,630)
Prepaid expenses and other assets	13,573	(52,191)
Accounts payable, accrued expenses, pensions and other liabilities	51,172	29,612
Tax benefits from the exercise of stock options	17,070	8,535
Income taxes	10,848	36,870
Litigation liability	(215,797)	(980,510)

Net cash provided by (used in) operating activities	559,288	(705,045)

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(70,326)	(48,944)
Dispositions of property, plant and equipment	9,902	2,273

Net cash used in investing activities	(60,424)	(46,671)

FINANCING ACTIVITIES
Withdrawals from restricted deposits	—	1,242,431
Proceeds from the issuance of stock	117,457	48,403
Dividends paid	(344,128)	(332,986)
Stock repurchased	(200,031)	(150,095)

Net cash (used in) provided by financing activities	(426,702)	807,753

Increase in cash and cash equivalents	72,162	56,037
Cash and cash equivalents at beginning of year	438,040	382,003

Cash and cash equivalents at end of year	$510,202	$438,040

NOTE: Certain prior year amounts have been reclassified to conform to the 2004 presentation.

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Fourth Quarter			Twelve Months Ended Dec. 31,
	2004	2003	%	2004	2003	%
Consolidated Results
Net Sales (mil)	$478.2	$443.4	7.9%	$1,838.2	$1,731.9	6.1%
Operating Income (Loss) (mil)	$224.7	$(52.5)	—	$912.6	$596.6	53.0%
Net Earnings (Loss) (mil)	$128.2	$(45.1)	—	$530.8	$318.8	66.5%
Diluted EPS	$.77	$(.27)	—	$3.19	$1.90	67.9%

Smokeless Tobacco
Net Sales (mil)	$392.5	$375.9	4.4%	$1,575.3	$1,504.9	4.7%
Operating Profit (Loss) (mil)	$216.8	$(60.1)	—	$898.0	$585.9	53.3%

MST Net Can Sales
Premium (mil)	140.9	141.9	-0.7%	570.1	576.9	-1.2%
Price Value (mil)	17.9	15.4	16.3%	71.2	59.2	20.2%

Total (mil)	158.8	157.3	1.0%	641.3	636.1	0.8%

Wine
Net Sales (mil)	$76.3	$59.1	29.2%	$226.7	$194.9	16.3%
Operating Profit (mil)	$14.1	$10.9	30.1%	$32.4	$24.3	33.0%
Premium Case Sales (thou)	1,279	989	29.3%	3,763	3,283	14.6%

	Volume %		Point
	Chg. vs.		Chg. vs.
	YAGO	Share	YAGO
RAD-SVT 26 wks ended 12/25/04(1)
Total Category	6.7%
Total Premium Segment	-0.2%	67.3%	-4.7 pts
Total Value Segments	24.6%	32.5%	4.7 pts
USSTC Share of Total Category	2.0%	68.7%	-3.1 pts
USSTC Share of Premium	0.2%	89.6%	0.4 pts
USSTC Share of Value Segments	17.8%	25.7%	-1.5 pts

(1) RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.